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PRIVATE AND CONFIDENTIAL

February 28, 2000

Mr. Cameron Chell
President
Softquad Software Ltd.
C/o
114, 1215 13th Street SE
Calgary, Alberta
T2G 3J4

AND

Mr. Roberto Drassinower
President & CEO
Softquad Software Inc.
161 Eglington Avenue East, Suite 400
Toronto, Ontario
M4P 1J5

Attention:     Cameron and Roberto

RE:      SOFTQUAD SOFTWARE LTD. - PRIVATE PLACEMENT

This letter will confirm our mutual agreement with respect to your engagement of Thomson Kernaghan & Co. Ltd. (the "Lead Agent") as the exclusive agent of SoftQuad Software Ltd. ("Softquad" or the "Company"), a Delaware corporation, to act on its behalf, on a best efforts basis, in connection with its offer and sale of up to US$17.5 million of the Company's common shares ("Common Shares"), in two placements as detailed in the attached term sheets (see Schedule B and Schedule C) (the "Offerings").

The Agent would propose to begin the Offerings process immediately following execution of this letter, with a view towards completion of the Offerings on or about May 31, 2000 (or such other mutually agreed to date), based on the following terms and conditions:

1. Thomson Kernaghan & Co. Limited ("TK") is hereby appointed as Softquad's Lead Agent in connection with the Offerings until the earlier to occur of:
      (i) the completion of the Offerings and (ii) May 31, 2000, subject to extension of such engagement thereafter by mutual agreement. In the event the Offerings are completed within 12 months of the date of termination with investors specifically identified by the Lead Agent and specifically introduced to Softquad prior to the date of termination, the







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      Lead Agent shall be entitled to receive from Softquad the fees set forth in clause 5 in respect of such sales. TK shall act as Softquad's Lead Agent for the Offerings, which shall be done on a best efforts basis. The Lead Agent will be entitled, subject to the terms hereof, to appoint, in respect of the Offerings, a selling group consisting of other agents (the "Agents") who are registered dealers reasonably acceptable to Softquad and other acceptable duly registered sub-agents. Provided that the Lead Agent shall have completed the Offerings, the Lead Agent shall also have a right of first refusal to be the Lead Agent of any subsequent financings contemplated by Softquad for a period of one year following the completion of the Offerings, subject to Softquad and the Lead Agent, both acting reasonably, agreeing to the terms and conditions thereof. Section 5 of this engagement agreement shall survive the termination hereof and shall remain in full force and effect for the benefit of Thomson Kernaghan.

2. The total issue size for the Offerings will be approximately US$17.5 million, consisting of two tranches; the initial tranche being 1 million common shares at $2.50 per share and the second tranche being up to 2 million units at $7.50 per unit.

3. Softquad, together with its counsel, will be responsible for the preparation of all offering materials to be used in connection with the Offerings, with the assistance of the Lead Agent and their counsel.

4. Softquad will make available to the Lead Agent, the Agents and their agents all corporate and operating records, financial information, financial statements, information concerning the direct and indirect beneficial ownership of its securities and key officers in order to permit a complete due diligence investigation of the business and affairs of Softquad and its subsidiaries and affiliates. The Lead Agent, on behalf of itself, agrees to hold confidential all information designated as such by Softquad including, without limitation, all trade secrets and proprietary technology and processes. In the event the Lead Agent, the Agents, their agents or advisors receive notice of a requirement to disclose such information, the Lead Agent shall immediately provide notice to that effect to Softquad, which shall be entitled at its own expense to contest such requirement.

5. Softquad, will pay to the Lead Agent an agency fee equal to 8.0% of the aggregate gross proceeds of the Offerings and an amount of broker warrants equal to 10% of the aggregate gross proceeds exercisable at the price of each of the Offerings for a period of two years from the date that the securities underlying the warrants are registered for resale by a registration statement.

6. Softquad will be responsible for all reasonable expenses related to the Offerings, whether or not it is completed, including, without limitation, fees and disbursements of its legal counsel, expenses related to road shows and marketing activities, printing costs and filing fees, the Lead Agent's out-of-pocket expenses (including those incurred in connection with due diligence) and the fees and disbursements of legal counsel for the Lead Agent. Softquad shall pay any eligible GST on the foregoing amounts.






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                                      -3-


7. The definitive terms of our agreement will be governed by a formal agency agreement (the "Agency Agreement") in respect of the Offerings to be settled and entered into at the time of pricing of the Offerings. The Agency Agreement will be negotiated in good faith between the Company and the Lead Agent and will contain representations, warranties, covenants, conditions, indemnities and termination provisions (including, without limitation, a broad "market out" right) customary in agreements of this type and will be consistent in all material respects with this letter.

8. The securities are to be offered to residents of Ontario pursuant to Regulation S.

9. The completion of the Offerings will be subject to and conditional on the receipt of all necessary approvals.

10. It is understood that this letter does not represent a firm commitment of the Lead Agent to underwrite the Offerings at this time. The pricing and the Lead Agent's ability to successfully market the issue will be contingent upon market conditions at the time of the Offerings and the completion of satisfactory due diligence by the Lead Agent or their representatives.

11. The Company shall prepare financial forecasts for the period ending December 31, 2001 for inclusion in the Company's business plan for use in connection with the due diligence process of the Lead Agent, provided that the Lead Agent keep and hold all such forecasts in strict confidence.

12. In connection with this engagement, Softquad agrees to provide the Lead Agent with the indemnity set out in Schedule I attached hereto. It is understood and agreed that this indemnity shall be superseded by the more comprehensive indemnity provisions to be contained in the Agency Agreement consistent with Schedule I. This agreement and the indemnity provisions contained in Schedule I shall enure to the benefit of the respective successors and assigns of the parties hereto and of the indemnified parties, and the obligations and liabilities assumed in the agreement and in the indemnity agreement contained in Schedule I shall be binding upon their respective successors and assigns.

13. The provisions of paragraphs 1, 5, 6, 13, and 14 and the indemnity provisions contained in Schedule I shall survive the completion of the Offerings and shall survive the termination of this agreement. The indemnity agreement contained in Schedule I shall be in addition to any other liability which Softquad may have to the Lead Agent at law or in equity and shall remain in full force and effect regardless of any investigation made by or on behalf of the Lead Agent.

14. This letter is a binding agreement between the Company and the Agent, and it shall be construed and enforced in accordance with the laws of the province of Ontario and the national laws of Canada; provided, however, if any provision of this letter agreement in unenforceable under the laws of Ontario or Canada, but is enforceable under the laws of the U.S. state of Delaware, then the law of Delaware shall govern the construction and enforcement of that provisions. Softquad hereby consents to the







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                                      -4-


      jurisdiction of the courts of Ontario in any action to construe or enforce this letter agreement, or to recover damages for its breach.

15. The expected use of proceeds for the Offerings is for capital expenditures, research and development, and working capital.

16. Until the earlier of completion of the Offerings and the date which is 180 days from the date hereof, provided the Lead Agent are still involved in the process of marketing the Offerings, Softquad agrees not to, without the prior written consent of the Lead Agent, such consent not to be unreasonably withheld,(a) sell or issue for cash proceeds, or negotiate or enter into an agreement to sell or issue for cash proceeds, any securities of Softquad, other than pursuant to (i) the Offerings; (ii) the exercise of convertible securities, options or warrants outstanding at the date hereof; or (iii) Softquad's Stock Option Plan, or (b) sell or negotiate or enter into an arrangement to sell all or substantially all of the assets of Softquad.

      In the event of any breach of the foregoing through the sale of securities or assets to one or more "strategic" buyers, Softquad agrees to make payments to the Lead Agent forthwith following the completion of any such transaction in the amount equal to 8.0% of the maximum gross proceeds for the Offerings plus the Lead Agent' expenses, in full satisfaction of all claims against Softquad in this regard.

If you are in agreement with the foregoing, please indicate your acceptance by signing and returning to us the enclosed copy of this letter, whereupon this letter shall constitute a binding agreement.

Yours very truly,

THOMSON KERNAGHAN & CO. LIMITED,

Per:     _______________________________
         John Koshan
         Vice President & Director

Agreed to and Accepted as of this ____ day of February, 2000.

SOFTQUAD SOFTWARE INC.                          SOFTQUAD SOFTWARE LTD.

Per: ____________________________________       Per: _________________________
     Roberto Drassinower, President & CEO            Cameron Chell, President






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                                  SCHEDULE "A"

         Softquad, its subsidiaries or affiliated companies (collectively, the "Indemnitor") hereby agrees to indemnify and hold Thomson Kernaghan & Co. Limited. and/or any of its affiliates (hereinafter referred to as the "Agent") and each of the directors, officers, employees and shareholders of the Agent (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of its counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agent, to which the Agent and/or its Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Agent and its Personnel hereunder or otherwise in connection with the matters referred to in the letter to which this is attached, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

         (a) the Agent or its Personnel have been grossly negligent or dishonest or have committed any fraudulent act in the course of such performance; and

         (b) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty or fraud referred to in (a).

         Without limiting the generality of the foregoing, this indemnity shall apply to all expenses (including legal expenses), losses, claims and liabilities that the Agent may incur as a result of any action or litigation that may be threatened or brought against the Agent .

         If for any reason (other than the occurrence of any of the events itemized in (a) and (b) above), the foregoing indemnification is unavailable to the Agent or insufficient to hold the Agent harmless, then the Indemnitor shall contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agent on the other hand but also the relative fault of the Indemnitor and the Agent, as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Agent as a result of such expense, loss, claim, damage or liability any access of such amount over the amount of the fees received by the Agent hereunder pursuant to the letter to which this is attached.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Agent by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agent and any Personnel of the Agent shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agent, the Agent shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agent for time spent by the Agent' Personnel in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Indemnitor as they occur.

         Promptly after receipt of notice of the commencement of any legal proceeding against the Agent or any of the Agent' Personnel or after receipt of notice of the commencement or any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agent will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed.

         The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel of the Agent and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agent and any of the Personnel of the Agent. The foregoing provisions shall survive the completion of professional services rendered under the letter to which this is attached or any termination of the authorization given by the letter to which this is attached.

THOMSON KERNAGHAN & CO. LTD.   SOFTQUAD SOFTWARE INC.     SOFTQUAD SOFTWARE LTD.

By:_________________________   By:____________________    By:___________________







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                                      -6-

                                   SCHEDULE B

                             SOFTQUAD SOFTWARE LTD.

                                SUMMARY OF TERMS

                        US$2.5 Million Private Placement

ISSUER:                                Softquad Software Ltd. (a private
                                       Delaware incorporated company (the
                                       "Issuer").

ISSUE:                                 1 million common shares ("Shares")

PRICE:                                 US$2.50

PLACEMENT AGENT:                       Thomson Kernaghan & Co. Ltd. (the
                                       "Agent")

INITIAL CLOSING DATE:                  On or about February 25, 2000

AGENT'S WARRANTS:                      The Issuer shall issue on closing to the
                                       Agent warrants to purchase Shares equal
                                       to 10% of the aggregate subscription
                                       amount. The Agent's Warrants shall expire
                                       2 years after the date the Issuer's
                                       registration statement becomes effective
                                       and shall have an exercise price based of
                                       US$2.50.

AGENT'S FEE:                           8% of the aggregate purchase price of the
                                       Shares placed.

USE OF PROCEEDS:                       To fund ongoing operations of the Issuer.

REGISTRATION:                          The Issuer shall register:

                                       (i)  the Shares underlying the conversion
                                            of the Convertible Preferred Shares;

                                       (ii) 100% of the Shares underlying the
                                            Agent's Warrants;

                                       The Issuer shall cause such registration to be effective before April 31, 2000, and shall keep such registration effective (1) with respect to the Shares, and (2) with respect to the Shares underlying the Agent's Warrants, until 30 days after the warrants have been fully exercised or expired.

LEGAL OPINION:                         The Issuer shall furnish the Placement
                                       Agent with an opinion of counsel,
                                       reasonably satisfactory to the Placement
                                       Agent and its legal counsel, with respect
                                       to the transactions contemplated by this
                                       term sheet.

PLACEMENT AGENT'S EXPENSES:            The Issuer shall reimburse the Placement
                                       Agent for its reasonable out-of-pocket
                                       expenses, including the fees and expenses
                                       of its legal counsel.

DUE DILIGENCE AND DOCUMENTATION:       This offering is subject to the Agent's
                                       satisfactory review and due diligence.
                                       All documents and execution of definitive
                                       agreements shall be subject to review and
                                       approval by Thomson Kernaghan and its
                                       counsel.





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                                      -7-

                                   SCHEDULE C

                             SOFTQUAD SOFTWARE LTD.

                                SUMMARY OF TERMS

                      Up to US$15 Million Private Placement

ISSUER:                                Softquad Software Ltd. (a private
                                       Delaware incorporated company (the
                                       "Issuer").

ISSUE:                                 2 million units ("Units") (plus up to
                                       additional 500 thousand units to be sold by KBL Capital Partners Inc.)

PRICE:                                 US$7.50 per Unit

UNIT:                                  Each Unit shall entitle the Unit holder
                                       to acquire one common share and one half common share purchase warrant. Each whole common share purchase warrant will entitle the security holder to acquire an one common share at a price of $12.50 for a period of 12 months from the date the registration statement is deemed effective.

PLACEMENT AGENT:                       Thomson Kernaghan & Co. Ltd. (the "Agent")

INITIAL CLOSING DATE:                  On or before May 31, 2000

AGENT'S WARRANTS:                      The Issuer shall issue on closing to the
                                       Agent warrants to purchase Shares equal
                                       to 10% of the aggregate subscription
                                       amount. The Agent's Warrants shall expire
                                       2 years after the date that the Issuers
                                       registration statement is declared
                                       effective and shall have an exercise
                                       price based of US$7.50.

AGENT'S FEE:                           8% of the aggregate purchase price of the
                                       Shares placed.

SELLING GROUP                          KBL Capital Partners Inc. ("KBL") shall
                                       have the right to sell up to an
                                       additional 500 thousand units on a
                                       selling group basis.

USE OF PROCEEDS:                       To fund ongoing operations of the Issuer.

REGISTRATION:                          The Issuer shall register:

                                       (iii) the common shares underlying the
                                             conversion of the Unit;
                                       (iv)  the common shares underlying the
                                             common share purchase warrants;
                                       (v)   100% of the Shares underlying the
                                             Agent's Warrants;

                                       The Issuer shall cause such registration to be effective before July 31, 2000, and shall keep such registration effective
                                       (1) with respect to the Shares underlying the Preferred Shares, and (2) with respect to the Shares underlying the Agent's Warrants, until 30 days after the






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                                      -8-

                                       warrants have been fully exercised or
                                       expired.

LIQUIDATED DAMAGES:                    If the Registration Statement is not
                                       declared effective within 120 days of
                                       Closing Date, the exercise price on the
                                       warrants shall be reduced by $0.25 per
                                       month, or pro rated portion thereof,
                                       until the Registration Statement is
                                       declared effective. If the Registration
                                       Statement is not declared effective
                                       within 180 days of Closing Date, the
                                       exercise price on the warrants shall
                                       therefore be reduced by $0.50 per months,
                                       or pro rated portion thereof, until the
                                       Registration Statement is declared
                                       effective.

LEGAL OPINION:                         The Issuer shall furnish the Placement
                                       Agent with an opinion of counsel, reasonably
                                       satisfactory to the Placement Agent and
                                       its legal counsel, with respect to the
                                       transactions contemplated by this term
                                       sheet.

PLACEMENT AGENT'S EXPENSES:            The Issuer shall reimburse the Placement
                                       Agent for its reasonable out-of-pocket
                                       expenses, including the fees and expenses
                                       of its legal counsel.

DUE DILIGENCE AND DOCUMENTATION:       This offering is subject to the Agent's
                                       satisfactory review and due diligence.
                                       All documents and execution of definitive
                                       agreements shall be subject to review and
                                       approval by Thomson Kernaghan and its
                                       counsel.
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